Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

HOUSTON, TX, June 13, 2012 - Stage Stores, Inc. (NYSE: SSI) announced today that, effective June 8, 2012, C. Clayton Reasor, 55, was appointed to the Company’s Board of Directors.  His appointment brings the Board’s membership to eight Directors.  Mr. Reasor, an independent Director, has been named to serve on the Board’s Compensation Committee and its Corporate Governance and Nominating Committee.

Since May 1 2012, Mr. Reasor has been Senior Vice President, Investor Relations, Strategy and Corporate Affairs of Phillips 66, which is headquartered in Houston, Texas.  From April 1, 2009 to April 30, 2012, he served as Vice President, Investor and Corporate Relations of ConocoPhillips, which is also headquartered in Houston.  From June 1, 2005 to March 31, 2009, Mr. Reasor served as President, US Marketing of ConocoPhillips.  He began his career with Phillips Petroleum in 1979.  During his career, Mr. Reasor has been involved in the development, implementation and articulation of corporate and marketing strategy and has developed commercial, financial and communications experience in domestic and international facilities.  He has a strong background working directly with investment analysts, institutional investors and the broad financial community.

Michael Glazer, President and Chief Executive Officer, commented, “We are very pleased to welcome Clayton to our Company’s Board of Directors.  Clayton has a diverse background, with a wealth of knowledge and experience in key areas such as communications, marketing, strategic planning and capital markets.  His broad background, leadership skills and successful track record will make him an outstanding addition to our Board and to the committees on which he will serve.”

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Stage Stores Appoints New
Member to Board of Directors
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About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 829 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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